Exhibit 10.4

SHOULDER INNOVATIONS, INC. AMENDED AND RESTATED NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM
Eligible Directors (as defined below) on the board of directors (the “Board”) of Shoulder Innovations, Inc. (the “Company”) shall be eligible to receive cash and equity compensation as set forth in this Amended and Restated Non-Employee Director Compensation Program (this “Program”), effective as of May 5, 2026. The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically as set forth herein and without further action of the Board, to each member of the Board who is not an employee of the Company or any of its parents or subsidiaries (each, an “Eligible Director”) unless such member is determined by the Board to not be an Eligible Director or unless such Eligible Director declines the receipt of such cash or equity compensation by written notice to the Company.
This Program shall remain in effect until it is revised or rescinded by further action of the Board. This Program may be amended, modified or terminated by the Board at any time in its sole discretion. No Eligible Director shall have any rights hereunder, except with respect to equity awards granted pursuant to Section 2 of this Program. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Equity Plan.
1.Cash Compensation.
a.Annual Retainers. Each Eligible Director shall be eligible to receive an annual cash retainer of $45,000 for service on the Board.
b.Additional Annual Retainers. An Eligible Director shall be eligible to receive the following additional annual retainers, as applicable:
(i)Lead Independent Director. An Eligible Director serving as Lead Independent Director of the Board shall be eligible to receive an additional annual retainer of $35,000 for such service.
(ii)Non-Executive Chair. An Eligible Director serving as Non-Executive Chair of the Board shall be eligible to receive an additional annual retainer of $40,000 for such service.
(iii)Committee Chair. An Eligible Director serving as Chair of the Audit Committee, the Compensation Committee or the Nominating and Corporate Governance Committee shall be eligible to receive an additional annual retainer of $20,000, $15,000 or $10,000, respectively, for such service on such committee.
(iv)Non-Chair Committee Member. An Eligible Director serving as a non-Chair member of the Audit Committee, Compensation Committee or the Nominating and Corporate Governance Committee shall be eligible to receive an additional annual retainer of $10,000, $7,500 or $5,000, respectively, for such service on such committee.
c.Payment of Retainers. The annual cash retainers described in Sections 1(a) and 1(b) (the “Annual Retainers”) shall be earned on a quarterly basis based on a calendar quarter and shall be paid by the Company in arrears not later than 30 days following the end of each calendar quarter; provided however, that if any Eligible Director has made a Retainer RSU Election (as defined below), then the Annual Retainers shall be paid by the Company no later than the fifth day of the month immediately following the end of the quarter (or if such fifth day falls on a non-trading date, the next trading date immediately thereafter). In the event an Eligible Director does not serve as a director, or in the applicable positions described in Section 1(b), for an entire calendar quarter, the retainer paid to such Eligible Director shall be prorated for the portion of such calendar quarter actually served as a director, or in such position, as applicable.
d.Election to Defer Equity Compensation. Each Eligible Director may elect to have all or a portion of his or her Annual Retainer deferred in accordance with the provisions of the Shoulder Innovations, Inc. Director Equity Deferral Plan (as may be amended from time to time, the “Deferral Plan”). Participation in the Deferral Plan is subject to separate documentation, agreements and elections that will be provided by the Company on request.
e.Election to Receive Restricted Stock Units (“RSUs”) in Lieu of Annual Retainers.
(i)General. The Board or the Compensation Committee may, in its discretion, provide Eligible Directors with the opportunity to elect to convert all or a portion of their Annual Retainers into awards of RSUs (the “Retainer RSU Awards”) granted under the Company’s 2025 Incentive Award Plan or any other applicable Company equity incentive plan then-maintained by the Company (such plan, as may be amended from time to time, the “Equity Plan”), with each such Retainer RSU Award covering a number of shares of the Company’s Common Stock with a grant date value equal to the amount of the Annual Retainer subject to the Eligible Director’s election that would have otherwise been paid to such Eligible Director in cash on the applicable grant date (such election, a “Retainer RSU Election”). Unless otherwise determined by the Board or Compensation Committee, Retainer RSU Elections shall be administered in tandem with Deferral Elections under the Deferral Plan. The portion of the Annual Retainer not payable in the form of Retainer RSU Awards shall be payable in cash, unless otherwise deferred under the Deferral Plan. Each Retainer RSU Award will automatically be granted on the fifth day of the month immediately following the end of the quarter for which the corresponding portion of the Annual Retainer was earned (or if such fifth day falls on a non-trading date, the next trading date immediately thereafter). Each Retainer RSU Award will fully vest and settle on the grant date.
(ii)First Year of Eligibility Election Method. Each newly Eligible Director shall be permitted to make an initial Retainer RSU Election with his or her Deferral Election during the Plan Year in which such Eligible Director is first eligible to participate in this Program and the Deferral Plan (and in any other plan that would be aggregated with the Deferral Plan under Section 409A of the Code, as determined in accordance with Treasury Regulation Section 1.409A-2(a)(7)); provided, however, that such Retainer RSU Election (A) is made and becomes irrevocable no later than the 30th day after the date that such Eligible Directors first becomes eligible to participate in this Program and the Deferral Plan (or by such earlier date as specified by the Board or a committee thereof), and (B) shall apply only to the portion of the Annual Retainers earned for services performed after the date that the Retainer RSU Election becomes irrevocable; as determined by the Board or a committee thereof in accordance with the Deferral Plan and Section 409A of the Code. Capitalized terms in this Section 1(e)(ii) not otherwise defined in this Program have the meanings set forth in the Deferral Plan.
(iii)Annual Election Method. Following the first year of eligibility, Eligible Directors wishing to receive all or a portion of their Annual Retainer for a specific calendar year in Retainer RSU Awards must make a Retainer RSU Election in writing in the form and manner specified by the Board or the Compensation Committee and no later than the last day of the calendar year immediately prior to the calendar year in which the Annual Retainer is earned. Such Retainer RSU Election shall continue for each calendar year through and until the calendar year that commences after such time as the Eligible Director files a new Retainer RSU Election that is received by the Company modifying or terminating such prior election. An Eligible Director who fails to make a timely Retainer RSU Election will not receive a Retainer RSU Award and instead will receive the applicable Annual Retainer in cash. A Retainer RSU Election may not be made during any “blackout period” as contemplated by the Company’s Insider Trading Policy. If, as of the grant date of any Retainer RSU Awards, it is determined by the Compensation Committee that there are an insufficient number of shares of Common Stock under the Equity Plan to grant the Retainer RSU Awards then contemplated by the current Retainer RSU Elections, the Compensation Committee (or its delegate) may act to suspend all Retainer RSU Elections, and all Annual Retainers shall be paid in cash until the Compensation Committee determines otherwise.
2.Equity Compensation.
a.General. Eligible Directors shall be granted the equity awards described below without further action from the Board. The awards described below shall be granted under and shall be subject to the terms and provisions of the Equity Plan and may be granted subject to the execution and delivery of award agreements in substantially the forms approved by the Board prior to or in connection with such grants. All applicable terms of the Equity Plan apply to this Program as if fully set forth herein, and all grants of equity awards hereby are subject in all respects to the terms of the Equity Plan.
b.Annual Awards. An Eligible Director who is serving on the Board as of the date of the annual meeting of the Company’s stockholders (the “Annual Meeting”) each calendar year beginning with calendar year 2026 shall be granted a RSU award with a value of $115,000 (an “Annual Award”). The number of RSUs subject to an Annual Award will be determined by dividing $115,000 by the closing price for the Company’s common stock on the applicable grant date. Each Annual Award shall be granted on the applicable Annual Meeting date, and shall vest in full on the earlier to occur of (x) the one-year anniversary of the applicable grant date and (y) the date of the next Annual Meeting following the grant date, subject to continued service through the applicable vesting date.
c.Accelerated Vesting Events.    Notwithstanding the foregoing, an Eligible
Director’s Annual Award shall vest in full immediately prior to the occurrence of a Change in Control, to the extent outstanding at such time.
d.Election to Defer Equity Compensation. Each Eligible Director may elect to have all or a portion of his or her Annual Award deferred in accordance with the provisions of the Deferral Plan. Participation in the Deferral Plan is subject to separate documentation, agreements and elections that will be provided by the Company on request.
3.Compensation Limits. Notwithstanding anything to the contrary in this Program, all compensation payable under this Program will be subject to any limits on the maximum amount of non-employee Director compensation set forth in the Equity Plan, as in effect from time to time.

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